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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 AMENDMENT NO. 1


                                 CIMA LABS INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


                  DELAWARE                               41-1569769
  ----------------------------------------            -------------------
  (State of incorporation or organization)             (I.R.S. Employer
                                                      Identification No.)


           10000 VALLEY VIEW ROAD
          EDEN PRAIRIE, MINNESOTA                            55344
  ----------------------------------------                 ----------
  (Address of principal executive offices)                 (Zip Code)


         If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

         If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

         Securities Act registration statement file number to which this form relates: N/A (if applicable).

         Securities to be registered pursuant to Section 12(b) of the Act:


         Title of each class to              Name of each exchange on which each
         be so registered                    class is to be registered

                   N/A                                        N/A
         ------------------------            -----------------------------------


         Securities to be registered pursuant to Section 12(g) of the Act:


                         PREFERRED SHARE PURCHASE RIGHTS
                         -------------------------------
                                (Title of Class)


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         This Form 8-A/A amends and supplements the Form 8-A filed by CIMA LABS
INC. with the Securities and Exchange Commission on June 12, 2001, with respect to Preferred Share Purchase Rights.

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Effective June 26, 2001, CIMA LABS INC. amended and restated the Rights Agreement dated as of March 14, 1997, as amended May 11, 2001, between CIMA LABS INC. and Wells Fargo Bank Minnesota, N.A., as Rights Agent.

         The amendment and restatement of the Rights Agreement, among other things, effected the following changes:

         (1) Amends the exercise price of the Rights to $450 and extends the expiration date of the plan from April 10, 2007 to June 26, 2011; and

         (2) Modifies the exchange feature of the plan to permit the Board of Directors to exchange the Rights at any time after any Person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, in whole or in part, for Common Shares at an exchange ratio equal to the result obtained by dividing the exercise price of the Rights by the current market price of the Common Shares.

         The foregoing summary of the amendment and restatement is not complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement, which is attached as Exhibit 1 hereto and incorporated by reference herein.

ITEM 2. EXHIBITS.

         1. Amended and Restated Rights Agreement dated as of June 26, 2001 between CIMA LABS INC. and Wells Fargo Bank Minnesota, N.A., as Rights Agent.


                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                 CIMA LABS INC.


Dated:  July 18, 2001            By: /s/ David A. Feste
                                 --------------------------------------
                                 Its: Vice President and Chief Financial Officer




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